NEWS BULLETIN
                               RE:    Headwaters Incorporated
     FROM:                            10653 South River Front Parkway, Suite 300
                                      South Jordan, UT 84095
   FINANCIAL                          (801) 984-9400
RELATIONS BOARD                       NYSE: HW

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION

AT THE COMPANY:                                    AT FINANCIAL RELATIONS BOARD:
Sharon Madden                                      Tricia Ross
Director of Investor Relations                     Analyst Contact
(801) 984-9400                                     (617) 520-7064


FOR IMMEDIATE RELEASE:
November 8, 2005

        HEADWATERS INCORPORATED ANNOUNCES RECORD RESULTS FOR FISCAL 2005

              o 92% Increase in Revenue to $1.065 Billion
              o Net Income of $121.3 Million and Diluted EPS of $2.79
                (including $0.39 of non-recurring EPS in the June quarter)
              o Debt Reduced by $318 Million During the Year to $654 Million
              o Fiscal 2006 Diluted EPS Guidance of $2.60 to $2.75

SOUTH JORDAN, UTAH, November 8, 2005 (NYSE: HW) - HEADWATERS INCORPORATED today announced results for its fourth quarter and fiscal year ended September 30, 2005. Highlights for the quarter include:

         o Repayment of $50 million of higher interest rate second lien debt
         o Executed (HC)3TM license for Canadian tar sands upgrader
         o Announced intention to build H2O2 demonstration plant

Highlights for Fiscal 2005 include:

         o Generated fully diluted earnings per share growth in excess of 48%
         o Improved pro forma debt-to-EBITDA ratio from 4.16 to 2.36
         o Generated $151 million of positive cash flow from operations
         o Reduced Section 29 continuing revenue to less than 28% of total revenue
         o Reached $120 million settlement, plus ongoing revenue from positive resolution of AJG litigation

Total revenue for the quarter ended September 2005 was $315.1 million, up 59% from $198.6 million reported for the September 2004 quarter. Operating income increased 76%, to $70.2 million in the September 2005 quarter compared to $39.9 million in the prior year quarter. Net income for the September 2005 quarter was $44.9 million or $0.95 of earnings per diluted share, using 48.7 million weighted-average shares outstanding. Net income for the September 2004 quarter was $19.5 million or $0.51 of earnings per diluted share, using 40.3 million weighted-average shares outstanding.

Total revenue for the year ended September 30, 2005 was $1.065 billion, up 92% from $554 million reported for the year ended September 30, 2004. Operating income increased 85%, to $236.9 million for the year ended September 30, 2005 (including $26.9 million of non-recurring operating income, as described in our third quarter 2005 earnings release), versus $127.8 million for the year ended September 30, 2004 (including $20.1 million in non-recurring operating income). Net income for the year ended September 30, 2005 was $121.3 million or $2.79 of earnings per diluted share (including $0.39 of non-recurring earnings per share), compared to $64.3 million or $1.88 of earnings per diluted share for the year ended September 30, 2004 (including $0.25 of non-recurring earnings per share).

Headwaters Construction Materials Performance

Revenues from the Construction Materials segment during the quarter ended September 2005, increased $65.4 million or 78%, to $149.5 million versus $84.1 million for the prior fiscal quarter. Gross margin percentage increased from 33.8% for the September 2004 quarter to 34.2% for the 2005 quarter. The September 2005 quarter includes the operations of all of the entities acquired in 2004. In comparison, the September 2004 quarter includes less than one month's revenues from Tapco (the acquisition of Tapco occurred on September 8, 2004). For fiscal 2005, revenues increased $385.9 million, or 288%, from $134.0 million in fiscal 2004 to $519.9 million in fiscal 2005. On a pro forma basis, for the fiscal year comparison, revenues increased $62.5 million, or 13.7% from $457.4 million in fiscal 2004 on a pro forma basis to $519.9 million in fiscal 2005 on an actual basis.

The Construction Materials segment has a pronounced seasonality associated with its business cycle and the acquisitions of Tapco and Eldorado have accentuated this seasonality. This seasonality has a more significant impact on operating income than on revenue due to the relationship between fixed and variable costs.

Headwaters Resources Performance

Revenues from Headwaters Resources or the coal combustion products ("CCPs") segment during the quarter ended September 2005 increased $9.0 million or 13%, from $66.8 million to $75.8 million versus the comparable 2004 quarter. Gross margin percentage increased from 27% to 28% versus the comparable 2004 quarter. For fiscal 2005, revenues increased $36.6 million or 17%, from $210.2 million in fiscal 2004 to $246.8 million in fiscal 2005.

Sales of high-value coal combustion products for the September 2005 quarter totaled approximately 2.20 million tons, compared to approximately 2.08 million tons in the September 2004 quarter, resulting in a 6% increase in tons of high-value coal combustion products sold.

Headwaters Energy Services Performance

Chemical reagent sales increased $14.4 million, or 42%, in the September 2005 quarter to $48.6 million, compared to $34.2 million in the September 2004 quarter. Headwaters Energy Services' recurring license fees for the September 2005 quarter increased $15.0 million or 112%, from $13.4 million in fiscal 2004 to $28.4 million in fiscal 2005. The increase in license fee revenue in the

September 2005 quarter resulted primarily from the settlement of the AJG litigation earlier in the year. Due to high oil costs, gross margins on chemical reagent sales in the September 2005 quarter were 27% compared to 33% in the September 2004 quarter. Headwaters expects continued pressure on reagent margins during the next fiscal year.

In December 2004, Headwaters increased its minority interest in a Section 29 facility in West Virginia from approximately 9% to 19%. Energy Services now provides reagent to this facility and is currently recognizing its portion of the facility's operating expenses, included in "Other Income (Expense)," and the tax credits generated by the facility, included in "Income Tax Provision." In addition, in April 2005, Headwaters began operating two small alternative fuel facilities that are wholly owned. The tax credits from all of these facilities are the primary reason for the reduction in Headwaters' effective tax rate for fiscal 2005 to approximately 26%.

In 2005, Headwaters does not believe that there will be any phase out of Section 29 based on high oil prices. It is too early to estimate the impact, if any, on Headwaters of a possible 2006 phase out of Section 29. Headwaters believes that if 2006 average oil prices are consistent with today's oil prices (November 7th light sweet crude for December delivery settled at $59.47 per barrel), there will be little or no phase out of Section 29. Nevertheless, the retroactive application of the Section 29 phase out provisions creates an environment of uncertainty and 2006 operational decisions will be made by facility owners later this year based on available information. If today's oil prices do not increase significantly in 2006, Headwaters believes that many facilities will continue to operate. At today's oil prices, Headwaters intends to operate its two small alternative fuel facilities.

Headwaters Technology Innovation Group and New Product Development

During the year, HTIG completed a number of major milestones in the commercialization process of its technologies. Most importantly, multiple pilot plant (HC3) tests were completed, providing the data necessary to move forward with the commercial scale test announced this week. Headwaters believes (HC)3 could ultimately result in increased production of approximately 350,000 to 600,000 barrels per day of light distillates from heavy oil feedstock material.

Agreements for coal to liquid project analysis were signed in India, the Philippines, and China. Further, non-binding memorandums of understanding for development of coal-to-liquid projects were signed for two projects in the United States.

Headwaters and its hydrogen peroxide development partner concluded that the pilot plant tests conducted during 2005 were successful and arranged for the construction of a demonstration facility. The operation of the demonstration facility will provide the engineering data necessary to use the technology in commercial scale plants. Headwaters anticipates multiple opportunities for the implementation of its technology.

During the year, Headwaters successfully tested its reforming catalyst and demonstrated that it produced results significantly superior to existing reforming products. Use of Headwaters' reforming catalyst could not only produce high grade gasoline more efficiently, but also create up to 20% more hydrogen than is normally produced as a byproduct during the reforming reaction.

Growth Profile

The following table shows the actual and pro forma percentage growth in revenue, operating income, net income, and fully diluted EPS for the fiscal year 2005. The pro forma information assumes all of the acquisitions occurred on October 1, 2003.

                                     Actual               Pro forma
----------------------------- ---------------------- ---------------------
Revenue                                92%                   19%
Operating Income                       85%                   27%
Net Income                             89%                   66%
Diluted EPS                            48%                   26%
----------------------------- ---------------------- ---------------------

Seasonality

Since 2002, Headwaters' business has reflected increased seasonality factors associated with its Construction Materials and CCP business segments. The acquisitions completed during fiscal 2004 added to the seasonality of the business. It has not been Headwaters' practice to provide quarterly estimates and the Company does not intend to provide quarterly estimates going forward. However, management believes it is important to provide some initial quarterly guidance for fiscal 2006 to clarify the seasonality of Headwaters' business. Accordingly, Headwaters' estimated quarterly revenue and earnings per share for fiscal 2006, as a percent of the respective estimated totals for the fiscal 2006 year, are as follows:

                                        Revenue            Earnings Per Share
--------------------------------- --------------------- ------------------------
December 31, 2005 quarter              22% - 24%                20% - 22%
March 31, 2006 quarter                 21% - 23%                18% - 20%
June 30, 2006 quarter                  26% - 28%                28% - 30%
September 30, 2006 quarter             27% - 29%                30% - 32%
--------------------------------- --------------------- ------------------------

Capital Structure / Indebtedness

In addition to the early repayment of $197 million of its senior debt in March 2005 and $50 million of its second lien senior debt in May 2005, Headwaters repaid the remaining $50 million of its second lien debt in September 2005. In connection with this early payment, Headwaters recognized additional interest expense totaling approximately $2.2 million, representing acceleration of amortization of debt issuance costs and an early payment premium.

The components of Headwaters' debt structure as of September 30, 2005 are as follows:

                                                         Amount
(in millions)                                          Outstanding      Interest Rate           Maturity
------------------------------------------------ ----------------- ------------------------ -----------------
Senior secured first lien term loan                        $442.7       LIBOR + 2.25%          April 2011
------------------------------------------------ ----------------- ------------------------ -----------------
Industrial Revenue Bond and other                            $8.8       4.5% to 6.25%          Currently
                                                                                                Callable
------------------------------------------------ ----------------- ------------------------ -----------------
Senior revolving credit facility ($60.0
million available less out-                                 $30.0       Prime + 0.75%        September 2009
standing letters of credit of approximately
$8.0)
------------------------------------------------ ----------------- ------------------------ -----------------
Senior subordinated convertible debt                       $172.5          2.875%              June 2011
------------------------------------------------ ----------------- ------------------------ -----------------
               Total                                       $654.0
------------------------------------------------ ----------------- ------------------------ -----------------

In October 2005 Headwaters and its senior secured lenders amended the credit agreement for Headwaters' senior first lien term loan. The amendment permits Headwaters to participate in joint venture investments, subject to certain conditions, and increases the amount of capital expenditures Headwaters may make each year for the remaining term of the loan.

To supplement our condensed consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), we use a non-GAAP measure called EBITDA. EBITDA is net income adjusted by adding net interest expense, income taxes, depreciation and amortization ("EBITDA"). Management uses EBITDA internally to measure the amount of cash generated by Headwaters and to make decisions about the amount of capital expenditures Headwaters will make and where to allocate capital. EBITDA is also provided to enhance the user's overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. Our EBITDA measure presented here may not be comparable to similarly titled measures presented by other companies.

The following related EBITDA table, highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months ("TTM")
EBITDA:

(DOLLARS IN MILLIONS)
-------------------------------------------------- -------------- ---------------- -----------------
                                                      Actual         Pro forma          Actual
                                                     9/30/03          9/30/04          9/30/05
-------------------------------------------------- -------------- ---------------- -----------------
EBITDA(a)                                             $88.3          $233.8            $277.6
-------------------------------------------------- -------------- ---------------- -----------------
Total Indebtedness to EBITDA(a)                        1.49            4.16              2.36
-------------------------------------------------- -------------- ---------------- -----------------
Current Ratio(a)                                       1.19            1.24              1.49
-------------------------------------------------- -------------- ---------------- -----------------
Total Debt to Equity                                   0.94            3.16              0.95
-------------------------------------------------- -------------- ---------------- -----------------

         (a) See "Current Ratio" calculations in financial tables that follow. Actual EBITDA for 2003 of $88.3 million is derived as follows (in millions of dollars): Net income of $36.6 plus net interest expense of $15.4, income taxes of $23.4, and depreciation and amortization of $12.9. Actual EBITDA for 2005 of $277.6 million is derived as follows (in millions of dollars): Net income of $121.3 plus net interest expense of $57.4, income taxes of $42.5, and depreciation and amortization of $56.4. The September 30, 2004 pro forma calculation of Total Indebtedness to EBITDA assumes all of the 2004 acquisitions occurred on October 1, 2003. Pro forma EBITDA for the trailing twelve months ended September 30, 2004 of $233.8 million is derived as follows (in millions):
Net income of $72.9 plus net interest expense of $63.1, income taxes of $45.6, and depreciation and amortization of $52.2.

Commentary and Outlook

Scott K. Sorensen, Headwaters' Chief Financial Officer, stated, "First off, I am delighted to have assumed the role of Chief Financial Officer at Headwaters on October 1st and see a very bright future for the Company. We are pleased to have completed a very strong year in 2005. Due to the continued operational strength we are experiencing, we are providing guidance for Fiscal 2006 in the range of $2.60 to $2.75. This guidance assumes no phase out of Section 29 during 2006."

"We are very excited about the future at Headwaters," said Kirk A. Benson, Chairman and Chief Executive Officer. "Our plans to replace Section 29 revenue are well underway. Specifically, we have made progress in many of our pre-combustion activities, including coal cleaning and coal treatment. The early results of the (HC3) tests are positive and we have continuing strength in our building products segment."

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 15, 2005, by dialing 800-642-1687 or 706-645-9291 and entering the passcode 1926204.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

* The (HC)3 technology and trademarks are owned by Alberta Science and Research Authority and used through a license.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future business plans, the operation of facilities, the availability of tax credits, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2004, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

                                                       Quarter Ended September 30,    Year Ended September 30,
                                                          2004           2005           2004            2005
                                                      ----------------------------   ----------------------------
Revenue:
     Construction materials                             $   84,066     $  149,459     $  134,027      $  519,926
     Coal combustion products                               66,792         75,847        210,155         246,819
     Alternative energy                                     47,789         89,796        209,773         297,894
                                                      ----------------------------   ----------------------------
Total revenue                                              198,647        315,102        553,955       1,064,639

Operating costs and expenses:
     Construction materials                                 55,838         98,382         95,263         346,521
     Coal combustion products                               48,873         54,983        155,777         186,133
     Alternative energy                                     23,059         49,853         90,225         140,973
     Amortization                                            3,628          5,843          9,107          24,465
     Research and development                                2,274          2,512          7,605          12,621
     Contract litigation settlement                             --             --             --         (38,252)
     Selling, general and administrative                    25,074         33,288         68,221         155,305
                                                      ----------------------------   ----------------------------
Total operating costs and expenses                         158,746        244,861        426,198         827,766
                                                      ----------------------------   ----------------------------
Operating income                                            39,901         70,241        127,757         236,873

Net interest expense                                        (6,256)       (11,465)       (18,509)        (57,433)
Other income (expense), net                                 (2,022)        (4,119)        (4,141)        (15,632)
                                                      ----------------------------   ----------------------------
Income before income taxes                                  31,623         54,657        105,107         163,808

Income tax provision                                       (12,085)        (9,780)       (40,790)        (42,530)
                                                      ----------------------------   ----------------------------
Net income                                              $   19,538     $   44,877     $   64,317      $  121,278
                                                      ============================   ============================

Basic earnings per share                                $     0.59     $     1.09     $     2.02      $     3.19
                                                      ============================   ============================

Diluted earnings per share                              $     0.51     $     0.95     $     1.88      $     2.79
                                                      ============================   ============================

Weighted average shares outstanding -- basic                33,237         41,340         31,774          37,993
                                                      ============================   ============================

Weighted average shares outstanding -- diluted              40,322         48,717         34,936          45,083
                                                      ============================   ============================


Note: Total depreciation and amortization was $8,814 and $15,113 for the quarters ended September 30, 2004 and 2005, respectively, and $20,189 and $56,376 for the years ended September 30, 2004 and 2005, respectively.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

                                                                                            September 30,
Assets:                                                                                 2004            2005
                                                                                     ----------------------------
Current assets:
     Cash and cash equivalents                                                        $   20,851      $   13,666
     Trade receivables, net                                                              129,899         174,127
     Other receivable                                                                         --          70,000
     Inventories                                                                          43,812          60,519
     Other                                                                                36,001          36,762
                                                                                     ----------------------------
Total current assets                                                                     230,563         355,074

Property, plant and equipment, net                                                       157,611         190,450
Intangible assets, net                                                                   297,818         276,248
Goodwill                                                                                 815,396         811,545
Other assets                                                                              39,391          38,339
                                                                                     ----------------------------
Total assets                                                                          $1,540,779      $1,671,656
                                                                                     ============================

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                                                 $   29,238      $   43,957
     Accrued liabilities                                                                  99,065         141,574
     Current portion of long-term debt                                                    57,873          52,207
                                                                                     ----------------------------
Total current liabilities                                                                186,176         237,738

     Long-term debt                                                                      914,641         601,811
     Deferred income taxes                                                               121,469         108,449
     Other long-term liabilities                                                          10,338          37,345
                                                                                     ----------------------------
Total liabilities                                                                      1,232,624         985,343
                                                                                     ----------------------------

Stockholders' equity:
     Common stock - par value                                                                 34              42
     Capital in excess of par value                                                      235,581         489,602
     Retained earnings                                                                    76,530         197,808
     Other                                                                                (3,990)         (1,139)
                                                                                     ----------------------------
Total stockholders' equity                                                               308,155         686,313
                                                                                     ----------------------------
Total liabilities and stockholders' equity                                            $1,540,779      $1,671,656
                                                                                     ============================


The current ratio as of September 30, 2004 of 1.24 is derived by dividing total current assets of $230,563 by total current liabilities of $186,176. The current ratio as of September 30, 2005 of 1.49 is derived by dividing total current assets of $355,074 by total current liabilities of $237,738.